UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D
                                 (Rule 13d-101)

                                (Amendment No. 2)

      INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULE 13d-
          1(A) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(a)

                       International Aluminum Corporation
                                (Name of Issuer)

                     Common Stock, par value $1.00 per share
                         (Title of Class of Securities)

                                    458884103
                                 (CUSIP Number)

                            Mr. James A. Mitarotonda
                  c/o Barington Companies Equity Partners, L.P.
                         888 Seventh Avenue, 17th Floor
                               New York, NY 10019
                                 (212) 974-5700

                     (Name, Address and Telephone Number of
                      Person Authorized to Receive Notices
                               and Communications)

                                  March 2, 2005
                      (Date of Event which Requires Filing
                               of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f), or 13d-1(g), check the following box: |_|.

                                  SCHEDULE 13D

CUSIP No. 458884103

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

     Barington Companies Equity Partners, L.P.
     13-4088890
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a)  |X|
                                                                 (b)  |_|
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    SOURCE OF FUNDS

     WC
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   |_|


--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
               7    SOLE VOTING POWER

                    94,185
               -----------------------------------------------------------------
  NUMBER OF    8    SHARED VOTING POWER
   SHARES
BENEFICIALLY        none
  OWNED BY     -----------------------------------------------------------------
    EACH       9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           94,185
    WITH       -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    none
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     94,185
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES   |_|


--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     2.22%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON

     PN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No. 458884103

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

     Barington Companies Investors, LLC
     13-4126527
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a)  |X|
                                                                 (b)  |_|
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    SOURCE OF FUNDS

     OO
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   |_|


--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
               7    SOLE VOTING POWER

                    94,185
               -----------------------------------------------------------------
  NUMBER OF    8    SHARED VOTING POWER
   SHARES
BENEFICIALLY        none
  OWNED BY     -----------------------------------------------------------------
    EACH       9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           94,185
    WITH       -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    none
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     94,185
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES   |_|


--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     2.22%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON

     OO
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No. 458884103

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

     Barington Companies Offshore Fund, Ltd. (BVI)
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a)  |X|
                                                                 (b)  |_|
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    SOURCE OF FUNDS

     WC
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   |_|


--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     British Virgin Islands
--------------------------------------------------------------------------------
               7    SOLE VOTING POWER

                    18,793
               -----------------------------------------------------------------
  NUMBER OF    8    SHARED VOTING POWER
   SHARES
BENEFICIALLY        none
  OWNED BY     -----------------------------------------------------------------
    EACH       9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           18,793
    WITH       -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    none
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     18,793
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES   |_|


--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     0.44%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON

     OO
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No. 458884103

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

     Barington Companies Advisors, LLC
     20-0327470
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a)  |X|
                                                                 (b)  |_|
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    SOURCE OF FUNDS

     OO
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   |_|


--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
               7    SOLE VOTING POWER

                    18,793
               -----------------------------------------------------------------
  NUMBER OF    8    SHARED VOTING POWER
   SHARES
BENEFICIALLY        none
  OWNED BY     -----------------------------------------------------------------
    EACH       9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           18,793
    WITH       -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    none
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     18,793
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES   |_|


--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     0.44%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON

     IA, OO
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No. 458884103

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

     Barington Capital Group, L.P.
     13-3635132
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a)  |X|
                                                                 (b)  |_|
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    SOURCE OF FUNDS

     OO
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   |_|


--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     New York
--------------------------------------------------------------------------------
               7    SOLE VOTING POWER

                    112,978
               -----------------------------------------------------------------
  NUMBER OF    8    SHARED VOTING POWER
   SHARES
BENEFICIALLY        none
  OWNED BY     -----------------------------------------------------------------
    EACH       9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           112,978
    WITH       -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    none
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     112,978
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES   |_|


--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     2.66%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON

     PN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No. 458884103

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

     LNA Capital Corp.
     13-3635168
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a)  |X|
                                                                 (b)  |_|
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    SOURCE OF FUNDS

     OO
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   |_|


--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
               7    SOLE VOTING POWER

                    112,978
               -----------------------------------------------------------------
  NUMBER OF    8    SHARED VOTING POWER
   SHARES
BENEFICIALLY        none
  OWNED BY     -----------------------------------------------------------------
    EACH       9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           112,978
    WITH       -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    none
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     112,978
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES   |_|


--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     2.66%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON

     CO
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No. 458884103

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

     James Mitarotonda
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a)  |X|
                                                                 (b)  |_|
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    SOURCE OF FUNDS

     OO
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   |_|


--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     United States
--------------------------------------------------------------------------------
               7    SOLE VOTING POWER

                    112,978
               -----------------------------------------------------------------
  NUMBER OF    8    SHARED VOTING POWER
   SHARES
BENEFICIALLY        none
  OWNED BY     -----------------------------------------------------------------
    EACH       9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           112,978
    WITH       -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    none
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     112,978
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES   |_|


--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     2.66%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON

     IN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No. 458884103

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

     Parche, LLC
     20-0870632
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a)  |X|
                                                                 (b)  |_|
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    SOURCE OF FUNDS

     WC
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   |_|


--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
               7    SOLE VOTING POWER

                    23,072
               -----------------------------------------------------------------
  NUMBER OF    8    SHARED VOTING POWER
   SHARES
BENEFICIALLY        none
  OWNED BY     -----------------------------------------------------------------
    EACH       9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           23,072
    WITH       -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    none
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     23,072
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES   |_|


--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     0.54%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON

     OO
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No. 458884103

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

     Starboard Value & Opportunity Fund, LLC
     37-1484524
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a)  |X|
                                                                 (b)  |_|
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    SOURCE OF FUNDS

     WC
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   |_|


--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
               7    SOLE VOTING POWER

                    110,767
               -----------------------------------------------------------------
  NUMBER OF    8    SHARED VOTING POWER
   SHARES
BENEFICIALLY        none
  OWNED BY     -----------------------------------------------------------------
    EACH       9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           110,767
    WITH       -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    none
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     110,767
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES   |_|


--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     2.61%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON

     OO
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No. 458884103

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

     RCG Equity Market Neutral Master Fund, Ltd.
     98-0365487
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a)  |X|
                                                                 (b)  |_|
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    SOURCE OF FUNDS

     WC
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   |_|


--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     Cayman Islands
--------------------------------------------------------------------------------
               7    SOLE VOTING POWER

                    66,400
               -----------------------------------------------------------------
  NUMBER OF    8    SHARED VOTING POWER
   SHARES
BENEFICIALLY        none
  OWNED BY     -----------------------------------------------------------------
    EACH       9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           66,400
    WITH       -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    none
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     66,400
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES   |_|


--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     1.56%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON

     CO
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No. 458884103

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

     RCG Halifax Fund, Ltd.
     98-0197623
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a)  |X|
                                                                 (b)  |_|
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    SOURCE OF FUNDS

     WC
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   |_|


--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     Cayman Islands
--------------------------------------------------------------------------------
               7    SOLE VOTING POWER

                    7,733
               -----------------------------------------------------------------
  NUMBER OF    8    SHARED VOTING POWER
   SHARES
BENEFICIALLY        none
  OWNED BY     -----------------------------------------------------------------
    EACH       9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           7,733
    WITH       -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    none
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     7,733
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES   |_|


--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     0.18%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON

     CO
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No. 458884103

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

     Admiral Advisors, LLC
     37-1484525
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a)  |X|
                                                                 (b)  |_|
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    SOURCE OF FUNDS

     OO
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   |_|


--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
               7    SOLE VOTING POWER

                    133,839
               -----------------------------------------------------------------
  NUMBER OF    8    SHARED VOTING POWER
   SHARES
BENEFICIALLY        none
  OWNED BY     -----------------------------------------------------------------
    EACH       9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           133,839
    WITH       -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    none
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     133,839
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES   |_|


--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     3.15%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON

     OO
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No. 458884103

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

     Ramius Capital Group, LLC
     13-3937658
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a)  |X|
                                                                 (b)  |_|
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    SOURCE OF FUNDS

     OO
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   |_|


--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
               7    SOLE VOTING POWER

                    207,972
               -----------------------------------------------------------------
  NUMBER OF    8    SHARED VOTING POWER
   SHARES
BENEFICIALLY        none
  OWNED BY     -----------------------------------------------------------------
    EACH       9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           207,972
    WITH       -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    none
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     207,972
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES   |_|


--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     4.9%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON

     IA, OO
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No. 458884103

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

     C4S & Co., LLC
     13-3946794
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a)  |X|
                                                                 (b)  |_|
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    SOURCE OF FUNDS

     OO
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   |_|


--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
               7    SOLE VOTING POWER

                    207,972
               -----------------------------------------------------------------
  NUMBER OF    8    SHARED VOTING POWER
   SHARES
BENEFICIALLY        none
  OWNED BY     -----------------------------------------------------------------
    EACH       9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           207,972
    WITH       -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    none
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     207,972
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES   |_|


--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     4.9%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON

     OO
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No. 458884103

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

     Peter A. Cohen
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a)  |X|
                                                                 (b)  |_|
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    SOURCE OF FUNDS

     OO
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   |_|


--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     United States
--------------------------------------------------------------------------------
               7    SOLE VOTING POWER

                    none
               -----------------------------------------------------------------
  NUMBER OF    8    SHARED VOTING POWER
   SHARES
BENEFICIALLY        207,972
  OWNED BY     -----------------------------------------------------------------
    EACH       9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           none
    WITH       -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    207,972
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     207,972
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES   |_|


--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     4.9%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON

     IN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No. 458884103

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

     Morgan B. Stark
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a)  |X|
                                                                 (b)  |_|
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    SOURCE OF FUNDS

     OO
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   |_|


--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     United States
--------------------------------------------------------------------------------
               7    SOLE VOTING POWER

                    none
               -----------------------------------------------------------------
  NUMBER OF    8    SHARED VOTING POWER
   SHARES
BENEFICIALLY        207,972
  OWNED BY     -----------------------------------------------------------------
    EACH       9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           none
    WITH       -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    207,972
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     207,972
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES   |_|


--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     4.9%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON

     IN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No. 458884103

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

     Jeffrey M. Solomon
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a)  |X|
                                                                 (b)  |_|
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    SOURCE OF FUNDS

     OO
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   |_|


--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     United States
--------------------------------------------------------------------------------
               7    SOLE VOTING POWER

                    none
               -----------------------------------------------------------------
  NUMBER OF    8    SHARED VOTING POWER
   SHARES
BENEFICIALLY        207,972
  OWNED BY     -----------------------------------------------------------------
    EACH       9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           none
    WITH       -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    207,972
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     207,972
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES   |_|


--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     4.9%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON

     IN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No. 458884103

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

     Thomas W. Strauss
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a)  |X|
                                                                 (b)  |_|
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    SOURCE OF FUNDS

     OO
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   |_|


--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     United States
--------------------------------------------------------------------------------
               7    SOLE VOTING POWER

                    none
               -----------------------------------------------------------------
  NUMBER OF    8    SHARED VOTING POWER
   SHARES
BENEFICIALLY        207,972
  OWNED BY     -----------------------------------------------------------------
    EACH       9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           none
    WITH       -----------------------------------------------------------------
               10   SHARED DISPOSITIVE POWER

                    207,972
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     207,972
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES   |_|


--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     4.9%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON

     IN
--------------------------------------------------------------------------------

      This Amendment No. 2 amends the Schedule 13D filed with the Securities and Exchange Commission on July 20, 2004, as amended and restated by that certain Amendment No. 1 filed on January 20, 2005 (together, the "Statement"), by and on behalf of Barington Companies Equity Partners, L.P., Barington Companies Investors, LLC, Barington Companies Offshore Fund, Ltd. (BVI), Barington Companies Advisors, LLC, Barington Capital Group, L.P., LNA Capital Corp., James Mitarotonda, Parche, LLC, Starboard Value & Opportunity Fund, LLC, RCG Equity Market Neutral Master Fund, Ltd., RCG Halifax Fund, Ltd., Admiral Advisors, LLC, Ramius Capital Group, LLC, C4S & Co., LLC, Peter A. Cohen, Morgan B. Stark, Jeffrey M. Solomon and Thomas W. Strauss (each, a "Reporting Entity" and, collectively, the "Reporting Entities") with respect to the common stock, par value $1.00 per share, of International Aluminum Corporation, a California corporation (the "Company"). The principal executive offices of the Company are located at 767 Monterey Pass Road, Monterey Park, California 91754.

Item 2. Identity and Background.

      The second paragraph under Item 2 is hereby amended and restated as follows:

      As of the date of this filing, the Reporting Entities are the beneficial owners of, in the aggregate, 320,950 shares of Common Stock, representing approximately 7.56% of the shares of Common Stock presently outstanding.

Item 3. Source and Amount of Funds or Other Consideration.

      The information contained in Item 3 of the Statement is hereby amended and supplemented as follows:

      Since the filing of the Statement, the Reporting Entities purchased an aggregate of 48,000 shares of Common Stock. The amount of funds expended for such purchases was approximately $791,365.56 by Barington Companies Equity Partners, L.P., $148,712.30 by Barington Companies Offshore Fund Ltd. (BVI), $24,606.86 by Parche, LLC, $129,242.93 by Starboard Value & Opportunity Fund, LLC, $71,959.52 by RCG Halifax Fund, Ltd. and $396,449.48 by RCG Equity Market Neutral Master Fund, Ltd.

      All purchases of Common Stock by the Reporting Entities were made in open market transactions as described in the Schedule attached hereto. All such purchases of Common Stock were funded by working capital, which may, at any given time, include margin loans made by brokerage firms in the ordinary course of business.

Item 5. Interest in Securities of the Issuer.

      Item 5(a) is hereby amended and restated as follows:

      As of the date hereof, Barington Companies Equity Partners, L.P. beneficially owns an aggregate of 94,185 shares of Common Stock, representing approximately 2.22% of the shares of Common Stock presently outstanding based upon the 4,247,294 shares of Common Stock reported by the Company to be issued and outstanding as of February 3, 2005 in its Form 10-Q filed with the Securities and Exchange Commission on February 11, 2005 (the "Issued and Outstanding Shares").

      As the general partner of Barington Companies Equity Partners, L.P., Barington Companies Investors, LLC may be deemed to beneficially own the 94,185 shares of Common Stock owned by Barington Companies Equity Partners, L.P. As the Managing Member of Barington Companies Investors, LLC, which in turn is the general partner of Barington Companies Equity Partners, L.P., Mr. Mitarotonda may be deemed to beneficially own the 94,185 shares of Common Stock owned by Barington Companies Equity Partners, L.P., constituting approximately 2.22% of the Issued and Outstanding Shares.

      As of the date hereof, Barington Companies Offshore Fund, Ltd. (BVI) beneficially owns 18,793 shares of Common Stock, constituting approximately 0.44% of the Issued and Outstanding Shares. As the investment advisor to Barington Companies Offshore Fund, Ltd. (BVI), Barington Companies Advisors, LLC may be deemed to beneficially own the 18,793 shares of Common Stock owned by Barington Companies Offshore Fund, Ltd. (BVI), constituting approximately 0.44% of the Issued and Outstanding Shares. As the Managing Member of Barington Companies Advisors, LLC, Barington Capital Group, L.P. may be deemed to beneficially own the 18,793 shares of Common Stock owned by Barington Companies Offshore Fund, Ltd. (BVI). As the majority member of Barington Companies Investors, LLC, Barington Capital Group, L.P. may also be deemed to beneficially own the 94,185 shares of Common Stock owned by Barington Companies Equity Partners, L.P., representing an aggregate of 112,978 shares, constituting approximately 2.66% of the Issued and Outstanding Shares. As the general partner of Barington Capital Group, L.P., LNA Capital Corp. may be deemed to beneficially own the 94,185 shares owned by Barington Companies Equity Partners, L.P. and the 18,793 shares owned by Barington Companies Offshore Fund, Ltd.
(BVI), representing an aggregate of 112,978 shares, constituting approximately 2.66% of the Issued and Outstanding Shares. As the sole stockholder and director of LNA Capital Corp., Mr. Mitarotonda may be deemed to beneficially own the 94,185 shares owned by Barington Companies Equity Partners, L.P. and the 18,793 shares owned by Barington Companies Offshore Fund, Ltd. (BVI), representing an aggregate of 112,978 shares, constituting approximately 2.66% of the Issued and Outstanding Shares. Mr. Mitarotonda has sole voting and dispositive power with respect to the 94,185 shares owned by Barington Companies Equity Partners, L.P. and the 18,793 shares owned by Barington Companies Offshore Fund, Ltd. (BVI) by virtue of his authority to vote and dispose of such shares.

      As of the date hereof, each of Parche, LLC and Starboard Value & Opportunity Fund, LLC beneficially own 23,072 and 110,767 shares of Common Stock, respectively, constituting approximately 0.54% and 2.61%, respectively, of the Issued and Outstanding Shares. As the Managing Member of each of Parche, LLC and Starboard Value & Opportunity Fund, LLC, Admiral Advisors, LLC may be deemed to beneficially own the 23,072 shares and the 110,767 shares, respectively, of Common Stock owned by Parche, LLC and Starboard Value & Opportunity Fund, LLC, representing an aggregate of 133,839 shares, constituting approximately 3.15% of the Issued and Outstanding Shares. As of the date hereof, each of RCG Equity Market Neutral Master Fund, Ltd. and RCG Halifax Fund, Ltd. beneficially own 66,400 and 7,733 shares of Common Stock, respectively, constituting approximately 1.56% and 0.18%, respectively, of the Issued and Outstanding Shares. As the sole member of Admiral Advisors, LLC and the investment advisor of each of RCG Equity Market Neutral Master Fund, Ltd. and RCG Halifax Fund, Ltd., Ramius Capital Group, LLC may be deemed to beneficially own the 23,072 shares, the 110,767 shares, the 66,400 shares and the 7,733 shares, respectively, of Common Stock owned by Parche, LLC, Starboard Value & Opportunity Fund, LLC, RCG

Equity Market Neutral Master Fund, Ltd. and RCG Halifax Fund, Ltd., representing an aggregate of 207,972 shares, constituting approximately 4.9% of the Issued and Outstanding Shares. As the Managing Member of Ramius Capital Group, LLC, C4S & Co., LLC may be deemed to beneficially own the 23,072 shares, the 110,767 shares, the 66,400 shares and the 7,733 shares, respectively, of Common Stock owned by Parche, LLC, Starboard Value & Opportunity Fund, LLC, RCG Equity Market Neutral Master Fund, Ltd. and RCG Halifax Fund, Ltd., representing an aggregate of 207,972 shares, constituting approximately 4.9% of the Issued and Outstanding Shares. As the Managing Members of C4S & Co., LLC, each of Peter A. Cohen, Morgan B. Stark, Jeffrey M. Solomon and Thomas W. Strauss may be deemed to beneficially own the 23,072 shares, the 110,767 shares, the 66,400 shares and the 7,733 shares, respectively, of Common Stock owned by Parche, LLC, Starboard Value & Opportunity Fund, LLC, RCG Equity Market Neutral Master Fund, Ltd. and RCG Halifax Fund, Ltd., representing an aggregate of 207,972 shares, constituting approximately 4.9% of the Issued and Outstanding Shares. Each of Messrs. Cohen, Stark, Solomon and Strauss share voting and dispositive power with respect to the 23,072 shares, the 110,767 shares, the 66,400 shares and the 7,733 shares, respectively, owned by Parche, LLC, Starboard Value & Opportunity Fund, LLC, RCG Equity Market Neutral Master Fund, Ltd. and RCG Halifax Fund, Ltd. by virtue of their shared authority to vote and dispose of such shares. Messrs. Cohen, Stark, Solomon & Strauss disclaim beneficial ownership of such shares.

                                   SIGNATURES
                                   ----------

         After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certify that the information set forth in this Statement is true, complete and correct.

Dated: March 4, 2005

                                        BARINGTON COMPANIES EQUITY
                                        PARTNERS, L.P.
                                        By: Barington Companies Investors, LLC,
                                            its general partner

                                        By: /s/ James A. Mitarotonda
                                            ----------------------------------
                                        Name:  James A. Mitarotonda
                                        Title: Managing Member


                                        BARINGTON COMPANIES INVESTORS, LLC

                                        By: /s/ James A. Mitarotonda
                                            ----------------------------------
                                        Name:  James A. Mitarotonda
                                        Title: Managing Member

                                        /s/ James A. Mitarotonda
                                        --------------------------------------
                                        James A. Mitarotonda


                                        BARINGTON COMPANIES OFFSHORE FUND, LTD.
                                        (BVI)

                                        By: /s/ James A. Mitarotonda
                                            ----------------------------------
                                        Name:  James A. Mitarotonda
                                        Title: Manager


                                        BARINGTON COMPANIES ADVISORS, LLC

                                        By: /s/ James A. Mitarotonda
                                            ----------------------------------
                                        Name:  James A. Mitarotonda
                                        Title: Managing Member

                                        BARINGTON CAPITAL GROUP, L.P.
                                        By: LNA Capital Corp., its general
                                            partner

                                        By: /s/ James A. Mitarotonda
                                            ----------------------------------
                                        Name:  James A. Mitarotonda
                                        Title: President and CEO


                                        LNA CAPITAL CORP.

                                        By: /s/ James A. Mitarotonda
                                            ----------------------------------
                                        Name:  James A. Mitarotonda
                                        Title: President and CEO


                                        PARCHE, LLC
                                        By: Admiral Advisors, LLC, its managing
                                            member

                                        By: /s/ Jeffrey M. Solomon
                                            ----------------------------------
                                        Name:  Jeffrey M. Solomon
                                        Title: Authorized Signatory


                                        STARBOARD VALUE & OPPORTUNITY FUND, LLC
                                        By: Admiral Advisors, LLC, its managing
                                            member

                                        By: /s/ Jeffrey M. Solomon
                                            ----------------------------------
                                        Name:  Jeffrey M. Solomon
                                        Title: Authorized Signatory


                                        RCG EQUITY MARKET NEUTRAL MASTER FUND,
                                        LTD.

                                        By: /s/ Jeffrey M. Solomon
                                            ----------------------------------
                                        Name:  Jeffrey M. Solomon
                                        Title: Authorized Signatory

                                        RCG HALIFAX FUND, LTD.

                                        By: /s/ Jeffrey M. Solomon
                                            ----------------------------------
                                        Name:  Jeffrey M. Solomon
                                        Title: Authorized Signatory


                                        ADMIRAL ADVISORS, LLC
                                        By: Ramius Capital Group, LLC, its
                                            sole member

                                        By: /s/ Jeffrey M. Solomon
                                            ----------------------------------
                                        Name:  Jeffrey M. Solomon
                                        Title: Authorized Signatory


                                        RAMIUS CAPITAL GROUP, LLC
                                        By: C4S & Co., LLC, its Managing Member

                                        By: /s/ Jeffrey M. Solomon
                                            ----------------------------------
                                        Name:  Jeffrey M. Solomon
                                        Title: Managing Member


                                        C4S & CO., LLC

                                        By: /s/ Jeffrey M. Solomon
                                            ----------------------------------
                                        Name:  Jeffrey M. Solomon
                                        Title: Managing Member


                                        /s/ Peter A. Cohen
                                        --------------------------------------
                                        Peter A. Cohen


                                        /s/ Morgan B. Stark
                                        --------------------------------------
                                        Morgan B. Stark


                                        /s/ Jeffrey M. Solomon
                                        --------------------------------------
                                        Jeffrey M. Solomon


                                        /s/ Thomas W. Strauss
                                        --------------------------------------
                                        Thomas W. Strauss

                                    SCHEDULE

      This schedule sets forth information with respect to each purchase of Common Stock which was effectuated by a Reporting Entity since the filing of the Statement. All transactions were effectuated in the open market through a broker.

Shares purchased by Barington Companies Equity Partners, L.P.

                        Number of
Date                     Shares            Price Per Share             Cost(1)
----                    ---------          ---------------           -----------
1/24/05                     850               $ 31.500               $    26,775
1/25/05                   1,700               $ 31.650               $    53,805
1/26/05                   6,630               $ 31.700               $   210,171
1/27/05                   9,690               $ 31.677               $306,948.19
1/28/05                     510               $ 31.942               $ 16,290.27
1/28/05                   1,700               $ 31.928               $ 54,276.75
2/16/05                   1,067               $ 32.530               $ 34,709.51
2/18/05                   2,640               $ 33.481               $ 88,389.84

----------

(1)   Excludes commissions and other execution-related costs.

Shares purchased by Barington Companies Offshore Fund, Ltd.

                        Number of
Date                     Shares            Price Per Share             Cost(2)
----                    ---------          ---------------           -----------
1/24/05                     150               $ 31.500               $     4,725
1/25/05                     300               $ 31.650               $     9,495
1/26/05                   1,170               $ 31.700               $    37,089
1/27/05                   1,710               $ 31.677               $ 54,167.33
1/28/05                      90               $ 31.942               $  2,874.75
1/28/05                     300               $ 31.928               $  9,578.25
2/16/05                     267               $ 32.530               $  8,685.51
2/18/05                     660               $ 33.481               $ 22,097.46

(2)   Excludes commissions and other execution-related costs.

Shares purchased by Parche, LLC

                        Number of
Date                     Shares            Price Per Share             Cost(3)
----                    ---------          ---------------           -----------
2/16/05                     213               $ 32.530               $  6,928.89
2/18/05                     528               $ 33.481               $ 17,677.97

----------

(3)   Excludes commissions and other execution-related costs.

Shares purchased by Starboard Value & Opportunity Fund, LLC

                        Number of
Date                     Shares            Price Per Share             Cost(4)
----                    ---------          ---------------           -----------
2/16/05                   1,120               $ 32.530               $ 36,433.60
2/18/05                   2,772               $ 33.481               $ 92,809.33

----------

(4)   Excludes commissions and other execution-related costs.

Shares purchased by RCG Halifax Fund, Ltd.

                        Number of
Date                     Shares            Price Per Share             Cost(5)
----                    ---------          ---------------           -----------
2/16/05                     183               $32.5596               $  5,958.41
2/18/05                     400               $33.4809               $ 13,392.35
2/28/05                     250               $33.3540               $  8,338.50
3/2/05                      150               $34.2185               $  5,132.77
3/3/05                    1,150               $34.0326               $ 39,137.49

----------

(5)   Excludes commissions and other execution-related costs.

Shares purchased by RCG Equity Market Neutral Master Fund, Ltd.

                        Number of
Date                     Shares            Price Per Share             Cost(6)
----                    ---------          ---------------           -----------
2/16/05                   1,150               $32.5596               $ 37,443.59
2/18/05                   3,000               $33.4809               $100,442.65
2/25/05                     400               $32.8500               $ 13,140.00
2/28/05                   2,250               $33.3540               $ 75,046.50
3/2/05                    1,150               $34.2185               $ 39,351.23
3/3/05                    3,850               $34.0326               $131,025.51

----------

(6)   Excludes commissions and other execution-related costs.